UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Boxer, Scott J
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President Lennox Industries
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security       2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of      6)Ownership Form:  7)Nature of
                          action      action   or Disposed of (D)            Securities       Direct (D) or      Indirect
                          Date        Code                                   Beneficially     Indirect (I)       Beneficial
                                      -------  ------------------------    Owned at End                          Ownership
                                                             A               of Month
                          (Month/                            or
                          Day/Year)   Code V   Amount        D    Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share          12/15/00    A(1) V   40,000        A               119,117          Direct


                                                          1



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative        2)Conversion   3)Trans-       4)Trans-  5)Number of Derivative        6)Date Exercisable and
Security                     or Exercise    action         action    Securities Acquired (A)       Expiration Date
                             Price of       Date           Code      or Disposed of (D)            Month/Day/Year
                             Derivative                   -------- ------------------------------- ------------------------------
                             Security       Month/Day/Year Code  V   A               D             Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   $7.8750        12/15/00       A     V   60,773.00                     (2)               12/15/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative        3)Trans-     7)Title and Amount        8)Price     9)Number of   10)Ownership Form     11)Nature of
Security                     action       of Underlying             of Deri-    Derivative    of Derivative         Indirect
                             Date         Securities                vative      Securities    Security: Direct      Beneficial
                                          ------------------------  Security    Beneficially  (D) or Indirect       Ownership
                                                        Amount or               Owned at End  (I)
                             Month/Day/                 Number of               Month
                             Year         Title         Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   12/15/00     Common Stock  60,773                  60,773        Direct
(right to buy)

Explanation of Responses:

(1)
Restricted Stock Award.
(2)
The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
-
Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Scott J. Boxer
DATE 01/08/01